Exhibit 10.11

LICENSE RESTRUCTURING AGREEMENT

BETWEEN

ZS PHARMA, INC.

HEMOCLEANSE, INC.

AND

UOP LLC

THIS AGREEMENT, dated as of December 19, 2011, is made between ZS Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware, (“ZS Pharma”), HemoCleanse, Inc., a corporation organized and existing under the laws of the State of Indiana, (“HemoCleanse”) and UOP LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America (“UOP”), all sometimes referred to herein as the “Parties”.

WHEREAS,

A.	HemoCleanse, Inc. and UOP entered into a License Agreement, dated as of June 6, 2008 (the “Prior License Agreement”), pursuant to which UOP granted to HemoCleanse an exclusive license under the UOP Patent Rights to develop, make and sell products within the field of removing toxins from bodily fluids and the intestine of humans and animals;

B.	ZS Pharma, Inc. and HemoCleanse, Inc. entered into a Sublicense Agreement, dated as of August 28, 2008 (the “Prior Sublicense Agreement”), pursuant to which HemoCleanse granted to ZS Pharma, an exclusive sublicense under the UOP Patent Rights to develop, make and sell products within the sub-field of removing toxins from the intestine of humans and animals through orally ingested sorbents; and

C.	UOP, ZS Pharma, and HemoCleanse, desire to restructure the relationships between them to provide for a new license agreement and a new sublicense agreement that both supersede and replace the Prior License Agreement and the Prior Sublicense Agreement;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1. “Affiliate” means any company, corporation, firm, partnership or other entity, which is Controlled by or under common Control with any Party to this Agreement.

2. “Control” or “Controlled” shall mean the power, direct or indirect to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entities or otherwise.

ARTICLE 2

PRIOR AGREEMENTS

TERMINATED AND REPLACED

1.1 The Prior License Agreement and the Prior Sublicense Agreement (collectively the “Prior Agreements”), whether lapsed, terminated, active or otherwise, are terminated by the mutual consent of all the Parties as of the Effective Date; provided, however, that any provisions that by their terms survive shall remain in effect, including but not limited to any provisions relating to indemnification.

1.2 On even date herewith, the Parties will enter into two new agreements, intended to replace the Prior Agreements: a) a new License Agreement, pursuant to which UOP grants to ZS Pharma an exclusive license under the UOP Patent Rights (as defined in that Agreement) to develop, make and sell products within the therapeutic field of removing harmful toxins from bodily fluids and the gastrointestinal tract of humans and animals; and b) a new Sublicense Agreement, pursuant to which ZS Pharma grants to HemoCleanse, an exclusive sublicense under the UOP Patent Rights (as defined in that Agreement) to develop, make and sell products within the sub-field of removing harmful toxins from bodily fluids outside the body of humans and animals, (collectively, the “New Agreements”).

ARTICLE 3

MUTUAL RELEASES

3.1 Each Party, for itself and its successors and assigns, hereby releases and discharges the other two Parties and their Affiliates, and any of their past and present directors, officers, employees, agents, successors, assigns, customers and the like, from any and all causes of action, claims and demands whatsoever at law or in equity, which may have arisen prior to the Effective Date of this Agreement, for any breach(es) of any of the Prior Agreements, except for breaches of those obligations of such Prior Agreements that survive termination of such Prior Agreements and those portions of the Prior Agreements relating to confidential information.

ARTICLE 4

CONFIDENTIALITY

4.1 The term “Confidential Information” means any confidential, secret, or proprietary information relating to the scientific and business affairs of a Party hereto (whether in oral, electronic, or other form). Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, customer and supplier information and all information generated therefrom including evaluations thereof. All disclosures of Confidential Information in written or electronic form shall bear the notation “CONFIDENTIAL”; provided that the inadvertent failure of either Party to provide such notation shall not affect the status of such information as Confidential Information. The terms of this Agreement shall be deemed Confidential Information of both Parties hereto.

4.2 Each Party shall maintain the other Partys’ Confidential Information in strict confidence, including exercising care that is fully commensurate with that exercised by the Party receiving the Confidential Information for the protection of its own proprietary information of like nature.

4.3 In the event UOP provides confidential information to another Party, which may include but is not limited to recipes, trade secret information, designs, data or samples related to the subject matter of this Agreement (“UOP Confidential Information”) the other Party may disclose the UOP Confidential Information to those of its directors, officers, and employees to whom such disclosure is necessary for the purposes of this

Agreement provided that those persons to whom the Confidential Information is disclosed under this paragraph have undertaken in writing confidentiality obligations with respect to the Confidential Information substantially similar to those undertaken under this Agreement in a standard CDA form approved by UOP prior to such disclosure. In addition, other Party may disclose UOP Confidential Information to the extent that such disclosure is:

(a) made to a governmental or regulatory authority, including the U.S. Food and Drug Administration, as required to conduct clinical trials or obtain or maintain marketing approval for a Licensed Product, provided that reasonable effort will be taken to ensure confidential treatment of such information;

(b) made to a third party, including consultants for the Parties, as may be necessary or useful in connection with the manufacture, development or commercialization of a Licensed Product, provided that such third party has first entered into an agreement with UOP to protect such UOP Confidential Information. UOP will endeavor to enter into a confidentiality agreement with such third party within ten (10) days of receiving written notice of the request on terms substantially similar to the confidentiality obligations undertaken under this Agreement;

(c) made to a United States or foreign tax authority;

(d) made to third parties, including consultants for the Parties, in connection with financing, partnering, licensing or acquisition activities, provided that such third party has first entered into an agreement with UOP to protect such UOP Confidential Information. UOP will endeavor to enter into a confidentiality agreement with such third party within ten (10) days of receiving written notice of the request on terms substantially similar to the confidentiality obligations undertaken under this Agreement;

(e) made in the filing or publication of patents or patent applications relating to Licensed Products or improvements or inventions relating thereto, to the extent such disclosure is reasonably necessary for support of the patent or patent application provided that UOP has first been provided the opportunity to review any such applications for UOP Confidential Information and UOP has consented to such use of such UOP Confidential Information; or

(f) made in order to comply with applicable securities law disclosure requirements or any disclosure requirements of an applicable stock market or securities exchange, provided that UOP has first been provided an opportunity to seek a protective order relating to the confidentiality of such information.

4.4 The Agreement imposes no obligation upon the Parties with respect to specific Confidential Information which (a) was in a Party’s possession before receipt from the other Party as evidenced by written records and not under a confidentiality obligation; (b) is or becomes a matter of public knowledge through no fault of the Party that received the Confidential Information; (c) is rightfully obtained by a Party from a third party who is legally free to pass on such information without a duty of confidentiality; (d) is disclosed by a Party to a third party without a duty of confidentiality on the third party; (e) is independently developed by a Party without reference to the other Party’s Confidential Information and as evidenced by written records; or (f) is disclosed under operation of law.

4.5 In the event that Confidential Information is requested or required by law to be disclosed, it is agreed that the Party required to make the disclosure will provide prompt prior notice of such request to the other Parties to allow the disclosing Party, if possible, to seek an appropriate protective order and/or waive compliance with the provisions of this Agreement.

ARTICLE 5

ASSIGNMENT OR TRANSFER

5.1 This Agreement shall not be assignable by any Party without the prior written consent of the other two Party; however, it shall be assigned without such consent by any other Party to the successor in interest of all or substantially all of the business and assets of such Party or an Affiliate of such Party. No assignment shall be valid until the assignee has assumed the rights and obligations of the assignor under this Agreement.

ARTICLE 6

TERM AND TERMINATION

6.1 This Agreement shall commence on the Effective Date, as defined in Article 7.6, and shall continue until expiration or termination of both of the New Agreements, unless otherwise terminated as provided herein.

6.2 After termination, neither Party shall have any further rights or obligations under this Agreement except (a) the confidentiality obligations of Article 4 shall survive termination, and (b) the indemnification obligations referred to in Article 1.1 shall survive termination indefinitely.

6.3 This Agreement may be terminated by either Party at any time during the term of this Agreement if the other Party materially breaches this Agreement, which breach is not cured within ninety (90) days of written notice thereof from the non-breaching Party.

ARTICLE 7

GENERAL PROVISIONS

7.1 Notices and written statements required under this agreement shall be deemed to have been given upon mailing, postpaid, to the recipient party at the following address or at such other address as may from time to time be designated in writing to the other party:

UOP LLC	Alvaro F. Guillem
Attention: UOP Legal Department	President and CEO
25 East Algonquin Road,	ZS Pharma Inc.
Des Plaines, Illinois 60017-5017	1120 South Freeway
U.S.A.	Forth Worth, TX 76104

7.2 This Agreement along with the New Agreements embodies the entire agreement between the Parties relating to the subject of this Agreement and except as otherwise provided herein, there are no outstanding prior representations or agreements relating thereto.

7.3 No waiver by either Party of any provision or right in this Agreement or any breach thereof, and no failure of either Party to exercise or enforce any of its rights under this Agreement, will constitute a continuing waiver with respect to such provision or right or as a breach or waiver or any other provision or right, whether or not similar.

7.4 This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws provisions.

7.5 Prior to the commencement of any litigation or other court action, the Parties will attempt in good faith discussions to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between executives of the Parties. If the matter has not been resolved within sixty (60) days of the commencement of such good faith discussions, the Parties shall be released from the operation of this procedure of dispute resolution and shall be free to pursue any and all legal remedies available and to which they may be entitled. Anything to contrary in this’ Agreement notwithstanding, either Party shall be entitled to seek injunctive relief from a court of competent jurisdiction without having exhausted the procedure specified herein in order to prevent or remedy an ongoing breach of any confidentiality obligation.

7.6 Upon execution by the Parties, this Agreement shall be deemed effective as from the date of this Agreement (“Effective Date”).

7.7 Other than as referred to in Article 1.1, neither Party (nor any of its Affiliates) shall be liable to pay, or to indemnify the other Party (or any of its Affiliates) for, indirect, incidental, consequential, punitive or special damages, including loss of revenue and lost profits, arising from or relating to any breach of this Agreement or its activities pursuant to this Agreement.

AGREED:	AGREED:

ZS Pharma, Inc.	UOP LLC

By:	/s/ Alvaro F. Guillem Ph.D.	By:	/s/ Robert Gray

AGREED:

HemoCleanse, Inc.

By:	/s/ Robert B. Truitt